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                                                                    EXHIBIT 5.01




                                 April 14, 2000

HNC Software Inc.
5935 Cornerstone Court West
San Diego, California 92121-3728

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on or about April 14, 2000 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 237,552 shares of the Common Stock (the "Common Stock") of HNC Software Inc., a Delaware corporation (the "Company"), all of which shares are presently issued and outstanding and will be sold by certain selling stockholders named in the Registration Statement (the "Selling Stockholders"). The Selling Stockholders are the former stockholders of ONYX Technologies, Inc., a Georgia corporation ("ONYX"), and The Center for Adaptive Systems Applications, Inc., a Delaware corporation ("CASA").

         In rendering this opinion, we have examined the following:

         (1) your registration statement on Form S-1 (File Number 33-91932) filed with and declared effective by the Commission on June 20, 1995, together with the Exhibits filed as a part thereof;

         (2) your registration statement on Form 8-A filed with the Commission on May 26, 1995, together with the order of effectiveness issued by the Commission therefor on June 20, 1995;

         (3) the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

         (4) the prospectus prepared in connection with the Registration Statement;

         (5) the Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on June 13, 1996, as certified by the Delaware Secretary of State on June 13, 1996;

         (6) the Bylaws of the Company, as amended, filed as an Exhibit with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 13, 1996;

         (7) the minutes of meetings of, and actions by the unanimous written consent of, the Board of Directors of the Company contained in the copies of the minutes books of the Company in our possession, including without limitation: (a) the minutes of the special meeting of the Company's Board of Directors held on March 9, 2000 approving the Company's acquisition of ONYX and the issuance of shares of the Company's Common Stock to ONYX shareholders as partial consideration for the Company's acquisition of ONYX; and (b) the minutes of the regular meeting of the Company's Board of Directors held on January 20, 2000 and the minutes of the special meeting of the Company's Board of Directors held on January 31, 2000 approving the Company's acquisition of CASA and the issuance of shares of the Company's Common Stock to CASA's shareholders as consideration for the Company's acquisition of CASA;

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         (8)      the Agreement and Plan of Reorganization dated as of March 9,
                  2000 among the Company, ONYX and a wholly owned subsidiary of the Company and the Registration Rights Agreement entered into pursuant thereto;

         (9) the Certificate of Merger dated as of March 10, 2000 executed by ONYX and filed with and certified by the Delaware Secretary of State, and the Articles of Merger dated as of March 10, 2000 executed by ONYX and filed with and certified by the Georgia Secretary of State;

         (10) the Agreement and Plan of Reorganization dated as of February 11, 2000 among the Company, CASA and a wholly owned subsidiary of the Company, as amended by Amendment No. 1 thereto dated as of March 1, 2000 and the Escrow Agreement and Registrations Rights Agreement entered into pursuant thereto;

         (11) the Certificate of Merger dated as of March 17, 2000 executed by CASA and filed with and certified by the Delaware Secretary of State; and

         (12) the management certificates you delivered to us in connection with your acquisition of ONYX and CASA, addressed to us and dated March 10, 2000 and March 17, 2000, respectively, and a management certificate of even date herewith, each of which has been executed by you and contains certain representations.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all natural persons executing the documents, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

         We are admitted to practice law in the State of California, and our opinion herein is limited to the existing laws of the United States of America, the State of California and, with respect to the validity of your corporate actions and the requirements for the issuance of stock, the State of Delaware.

         Based upon the foregoing, it is our opinion that the 237,552 shares of Common Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

         This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of stock and is not to be relied upon for any other purpose.

                                             Very truly yours,


                                             /s/  FENWICK & WEST LLP
                                             ------------------------------
                                             FENWICK & WEST LLP